                                                                    EXHIBIT 10.8

                            RATIFICATION AGREEMENT

     THIS RATIFICATION AGREEMENT (this "Agreement") is entered into effective as of September 1, 1996, by and between E-STAMP CORPORATION, a Delaware corporation (the "Company"), and NICOLE WARD, an individual (the "Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Employee previously entered into that certain Employment Agreement with Post N Mail, L.C., a Texas limited liability company ("PNM"), dated as of the 29th day of March, 1996, (the "Employment Agreement");

     WHEREAS, pursuant to the Employment Agreement, PNM granted to Employee the right to receive as additional compensation certain units of membership interest in PNM (the "Restricted Units") which were subject to certain restrictions including vesting provisions;

     WHEREAS, PNM has reorganized and merged with and into the Company as of September 1, 1996;

     WHEREAS, the parties to this Agreement desire to reform and ratify their agreements under the Employment Agreement, so as to cause Employee to continue in his employment, henceforth with the Company;

     WHEREAS, pursuant to such continuation of employment, the parties desire to allow Employee to participate in the ownership of equity in the Company in a manner similar to the Restricted Units.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Employment.  The parties hereby agree that Employee shall become an
         ----------
employee of the Company effective as of the date hereof pursuant to the terms and conditions of the Employment Agreement, except that the Company shall replace PNM as the employer pursuant to this reformation of the Employment Agreement (such reformed agreement to be referred to herein as the "Reformed Employment Agreement"). The Company shall succeed PNM as to all the rights and interests PNM possessed in the Employment Agreement. Employee shall become an employee of the Company pursuant to the Reformed Employment Agreement, and shall perform those duties and responsibilities, and receive such compensation, as was previously provided for in the Employment Agreement except as provided herein.

     2.  Options.  Subject to the provisions of the Company's 1996 Stock Option
         -------
and Restricted Stock Plan (the "Plan"), the Company shall grant Employee options to purchase 25,000 shares of the common stock of the Company at an exercise price of $10.00 per share (the "Stock

Options"). Simultaneous with the execution of this Agreement, the Company and the Employee shall enter into a Stock Option Agreement pursuant to which the Stock Options shall be granted.

     3.  Restricted Stock.  Subject to the provisions of the Plan, the Company
         ----------------
shall grant to Employee the right to receive as additional compensation options to purchase 25,625 shares of the common stock of the Company at an exercise price of $.25 per share (the "Restricted Stock Options"). Simultaneously with the execution of this Agreement, the Company and the Employee shall enter into a Restricted Stock Option Agreement pursuant to which the Restricted Stock Options shall be granted. The Restricted Stock Options, once granted, shall amend and replace the Restricted Units and any and all rights to the Restricted Units shall be extinguished at such time.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    THE COMPANY:
                                    -----------

                                    E-STAMP CORPORATION
Address:                            a Delaware corporation
-------

3050 Post Oak Blvd., Suite 110
Houston, Texas  77056               By: /s/ Sunir K. Kapoor
                                        ---------------------------------------
                                        SUNIR K. KAPOOR,
                                        President

                                    EMPLOYEE:
                                    --------

Address:

3368 La Mesa Drive, #4                  /s/ Nicole Ward
                                    -------------------------------------------
San Carlos, California  94070           NICOLE WARD

                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into this 29th day of March, 1996, by and between POST N MAIL, L.C., a Texas limited liability company ("Company"), and NICOLE WARD ("Employee").

     1.   Employment.

          The Company hereby agrees to employ the Employee and the Employee hereby accepts employment upon the terms and conditions specified in this Agreement.

     2.   Duties and Responsibilities.

          2.1 The Employee shall devote her full business time, efforts, and abilities to the Company for the profit, benefit, and advantage of the Company, and shall promptly obey and comply with all lawful rules, regulations, and orders that may be issued from time to time by the Company.

          2.2 The Employee shall be employed initially in the capacity as Vice President-Marketing and shall report to the President of the Company. During the term hereof, the Employee shall perform such services and functions as may be designated from time to time by the Company including, without limitation, marketing services and items ancillary thereto requested by the Company.

          2.3 The Employee represents and warrants that Employee has no prior obligations, written or oral, such as confidentiality agreements or other agreements, which restrict Employee's ability to enter into this Agreement or to perform any duties for the Company. Employee agrees to indemnify and hold harmless the Company from any and all legal actions in which it is alleged or asserted that Employee has such obligations or agreements including, but not limited to, paying the Company's attorney's fees, costs, and any damages the Company may be assessed.

     3.   Compensation.

          3.1 In consideration for her services hereunder during the term of this Agreement and the covenants contained in this Agreement, the Employee shall be paid beginning on the Commencement Date hereof $10,000.00 per month ("Salary"), payable in accordance with the usual payroll practices of the Company and subject to all customary payroll deductions. The Salary may be increased or decreased at any time during the course of the Employee's term of employment at the sole discretion of the Company.

          3.2 During the term of the Employee's employment under this Agreement, the Employee also shall be entitled to receive the following:

               (i) participation in the Company's present and future benefit and bonus plans generally offered to other employees and generally offered to employees of similar duties and responsibilities as the Employee;

               (ii) reimbursement of reasonable expenses related to the performance of her duties hereunder; provided, however, that in order to be reimbursed the Employee must submit vouchers or other satisfactory evidence of such expenses as required by Company policies; and

               (iii) three (3) weeks of paid vacation per work year earned ratably per year and all holidays for which the Company is not open for business.

     4.   Term and Termination.

          4.1 Employees shall commence full time employment ("Commencement Date") as soon as reasonably possible, but no later than April 15, 1996, unless the Company otherwise agrees. Notwithstanding anything in this Agreement to the contrary, Employee's employment with the Company is not for a specific term and
                                                    ---
can be terminated at will at any time by either the Company or the Employee, with or without cause, by giving written notice to the other party, which notice may be for immediate termination. The at-will nature of this employment may only be changed by a writing signed by the President of the Company in which it specifically states that Employee's employment is no longer at-will.

          4.2 In the event of termination of employment, the Employee shall be entitled to receive only (i) the Salary compensation due on a pro-rata basis,
(ii) reimbursement of expenses to the effective date of termination, and (iii) an amount equal to any earned but unused vacation time based upon the then Salary computed on a daily basis all subject to all customary payroll deductions. Additionally, in the event of termination of employment without "cause" as defined in Section 5.2, then the Employee shall be entitled to receive an additional amount equal four (4) weeks of the then Salary computed on a weekly basis subject to all customary payroll deductions.

     5.   Unit Grant.

          5.1 Subject to vesting and forfeiture as provided in this Section 5.1 and subject to all other terms and conditions of this Agreement, the Company shall issue to the Employee 4.0 Units of Membership Interest (singularly a "Unit", collectively the "Units") of the Company (the "Unit Grant"). The Units shall vest at the rate of 1.0 Unit each year upon the first, second, third, and fourth respective annual anniversary dates from the Commencement Date (the "Vesting Dates"), provided this Agreement is not sooner terminated. The Unit Grant shall terminate automatically and the Company shall have no obligation to issue any unvested Units related thereto in the event the Employee resigns or this Agreement is otherwise terminated for any reason whatsoever (including termination by the Company) at any time before the fourth annual Vesting Date. Notwithstanding the preceding sentence to the contrary, in the event of termination of employment without "cause" as defined in Section 5.2 before the first annual Vesting Date, then the Company shall still issue to the Employee upon the first annual Vesting Date the 1.0 Unit scheduled to be issued as of such date and the remaining Unit Grant shall terminate automatically and be of no further force or effect. The Units and all rights related thereto are non-transferrable by Employee until fully vested. The Units, when issued, shall be duly issued, fully paid, and non-assessable and shall be free and clear of all liens, claims, and encumbrances, but shall be subject to the Regulations of the Company as amended from time to time. Upon issuance of the Units and Employee's execution of a Member Agreement similar in form and content to that executed by other Members of the Company, the Employee shall become a Member of the Company and shall have no rights as a Member of the Company prior to such date.

          5.2 Without affecting the generality of Section 4.1 above, this Agreement may be terminated immediately by the Company for "cause" which shall mean upon the occurrence of any of the following events:

               (i) willful breach or attempted breach by Employee of any material provision of this Agreement or negligent or unsatisfactory performance of her duties hereunder;

               (ii) misappropriation or attempted misappropriation by employee of funds or property of the Company;

               (iii) attempting to or securing any personal profit or benefit by Employee not thoroughly disclosed to and approved by the Board of Managers in connection with any transaction entered or to be entered on behalf of the Company or any affiliate;

               (iv) conduct on any part of the employee, even if not in connection with the performance of her duties hereunder, which would result in serious prejudice to the interests or reputation of the Company including, without limitation, conviction of a felony criminal offense; or

               (v) if, for a continuous period of thirty (30) calendar days, or for more than thirty (30) calendar days in any calendar year, excluding any authorized vacation or authorized leave of absence, the Employee is absent or expected to be absent from her employment or is otherwise unable to perform her duties, as reasonably determined by a disinterested physician selected by the Company, by reason of illness, injury, or mental or physical disability.

          5.3 In the event the Company agrees to be merged with or consolidated into one or more corporations or other entities in which the Company shall not be the surviving entity then, the Company shall, prior to such merger or consolidation, obtain the full and unconditional agreement of such surviving entity to assume all of the obligations of the Company under this Agreement. Additionally, the Employee shall be entitled, at no additional cost, upon receipt of the Unit Grant to receive in lieu of the number of Units to be issued under Section 5.1 hereof, the number and class of shares of stock or other securities to which the Employee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Employee had been the holder of record of the Units to which the Unit Grant is applicable.

          5.4 In the event of a Change in Control (defined below), the Company shall issue the then remaining, unvested portion of the Unit Grant to the Employee within thirty (30) days of Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to occur in the event of either
(i) the sale of all or substantially all of the Company's assets or (ii) a transaction or series of related transactions (excluding an initial public offering) in which securities constituting more than 50% of the Company's outstanding voting power are transferred to a person or persons other than the persons holding such securities immediately prior to such transaction or series of related transactions.

     6.   Confidential Information and Discoveries of the Company.

          6.1 The Employee will have access to confidential information of the Company, including, but not limited to, corporate books and records, financial information, personnel information, lists of customers and suppliers, processes or dealings, patents, inventions, discoveries, information, data, programs, know how, knowledge, and other trade secrets (collectively, "Confidential Information"). "Confidential Information" shall also include but is not limited to confidential evaluations of, and the confidential use or non-use by the Company or any subsidiary thereof of, technical or business information not in the public domain.

               To ensure the continued secrecy of the Confidential Information, the Employee agrees that she will not at any time during the term of the Employee's employment with the Company or anytime thereafter, divulge such Confidential Information to any person or entity without the prior written consent of the Company.

               During the term of this Agreement, the Employee shall not make, other than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, nor shall the Employee use or permit to be used any such notes or memoranda, other than for the benefit of the Company. Upon the termination of this Agreement, the Employee shall not take from the Company, or otherwise retain, and shall surrender to the Company, any such Confidential Information and any records, files, notes, memoranda, or other documents, or copies thereof, relating to the business or affairs of the Company.

               The obligations of this Section 6.1 shall not apply to
                                                         ---
Confidential Information that: (i) at the time of the Employee's employment by the Company was in the public domain; (ii) is or becomes generally available in the public domain other than pursuant to a breach by the Employee of her obligations under this Section 6.1; or (iii) the Employee proves that such Confidential Information was acquired after the date of this Agreement, from a third party and such third party did not obtain such Confidential Information from the Company subject to or in violation of obligations similar to those set forth in this Section 6.1.

          6.2 Any and all inventions, discoveries, ideas, concepts, improvements, processes, methods, designs, programs and/or know-how, whether or not patentable, or copyrightable that the Employee may conceive, discover, develop or make, either jointly or alone, during the Employee's term of employment with the Company and: (i) for which the Company provided equipment, supplies, facilities, or Confidential Information; or (ii) that was developed on or partially on the Company's time; or (iii) that relates to the Company's current business or business that the Company is planning to develop or to the Company's actual or planned research or development or that results from any work performed by the Employee for the Company, shall be the sole and exclusive property of the Company (collectively, referred to as a "Company Invention"). All works of authorship created by the Employee during the term of this Agreement, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Without limiting the generality of the foregoing, any Company Invention of the Employee relating to any subject matter on which the Employee worked or was informed during her employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of her employment (unless the Employee clearly proves that such Company Invention was conceived and made following the termination of her employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement. The Employee shall promptly disclose to the Company all Company Inventions that she may conceive or make, alone or with others, during the term of her employment with the Company, and that directly or indirectly are based on her knowledge of the information or the actual or anticipated business or interests of the Company or any of its affiliates.

          The Employee shall give all testimony and execute all patent applications, rights or priority, assignments and other documents and in general do all lawful things requested of the Employee by the Company to enable the Company to obtain, maintain, and enforce protection of such ideas, inventions and discoveries, and any improvements or modifications therein, for and in the name of the Company, or its nominee, in all countries of the world. However, should the Employee render any of these services following termination of her employment, the Employee shall be compensated at a rate per hour based upon the base wages the Employee received from the Company at the time of termination (assuming a 40 hour work week) and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

          NOTICE:  Notwithstanding any other provision of this Agreement to the
          ------
contrary, this Agreement does not obligate Employee to assign or offer to assign to the Company any of Employee's rights in an invention for which no equipment, supplies, facilities, or trade secret information of the Company were used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) at the time of conception or reduction to practice of the invention to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development or (b) the invention results from any work performed by Employee for the Company. This notice satisfies the written notice and other requirements of California Labor Code (S)2872.

     7.   Agreement Not to Solicit.

          To induce the Company to enter into this Agreement, the Employee agrees, during the term of this Agreement, and for a period of nine (9) months after the termination of her employment with the Company for any reason, not to, directly or indirectly, for her own account or for the account of others, employ any of the Company's employees or induce or attempt to induce any of the Company's employees to leave their employment, nor will the Employee in any other way interfere with the employee relations of the Company.

     8.   Non-Competition.

          8.1 The Employee acknowledges that she shall receive special training and knowledge from the Company. The Employee acknowledges that included in the special knowledge received is the Confidential Information identified in Section 6. The Employee acknowledges that this Confidential Information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by this covenant not to compete. Therefore, the Employee agrees that during her employment with the Company the Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company. The Employee represents to the Company that her experience and capabilities are such that the enforcement of the restriction contained in this
Section 8 would not be unduly burdensome to the Employee.

          8.2 In addition to the restrictions set forth in Section 8.1, the Employee shall not during her employment and for a period ending nine (9) months thereafter, either directly or indirectly, (i) make known to any person, firm or corporation the names and addresses of any of the customers or suppliers of the Company or contacts of the Company or any other information pertaining to such persons or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers or suppliers of the Company on whom the Employee called or with whom the Employee became acquainted during the Employee's association with the Company, whether for the Employee or for any other person, firm or corporation.

     9.   Remedies.

          The Employee acknowledges that the provisions of Sections 6, 7, and 8 shall survive the termination of this Agreement for any reason whatsoever and are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, in the event of breach or threatened breach of the provisions of Sections 6, 7, or 8, it is understood and agreed that the Company shall be entitled to injunctive relief (without bond or other security being required) as well as any and all other applicable remedies at law and in equity. Should a court of competent jurisdiction declare any of these provisions unenforceable due to an unreasonable restriction, or for any other reason, such court shall have the express authority of the parties to this Agreement to reform such provisions and/or to grant the Company any and all other relief, at law or in equity, reasonably necessary to protect the interests of the Company. The Employee expressly acknowledges that (i) she has been encouraged to obtain separate legal counsel in connection with the negotiation of this Agreement who can explain the legal effects of these provisions and (ii) she considers these provisions to be reasonable.

     10.  Alternative Dispute Resolution.

          Except for actions involving requests by the Company for injunctive relief under section 9 hereof, the parties hereto hereby knowingly, voluntarily, and irrevocably agree that any disputes or conflicts in any way arising out of or relating to: (i) this Agreement or (ii) the performance or breach of any of the matters described herein, may be mediated or arbitrated, at the written election of either party hereto. If a party makes a proper election to mediate under this paragraph, but such mediation efforts fail to resolve the subject dispute(s) between the parties, the parties shall be bound to resolve the subject dispute(s) by binding arbitration; provided that nothing in this sentence shall be read to require a party to first elect to mediate any dispute hereunder prior to electing to arbitrate. If the subject dispute(s) are ultimately resolved by arbitration, the parties hereto irrevocably agree to be bound by all findings of fact and conclusions of law of the arbitrator selected. The election of a party under this paragraph shall be by delivery of written notice to the opposing party; provided that if a legal proceeding relating to the subject dispute (other than a proceeding for injunctive relief under section 9 hereof) has previously been filed in any court of competent jurisdiction, then such notice of election under this paragraph shall be delivered within ninety (90) days of the date the electing party receives service of process in such legal proceeding. Any such mediation or arbitration shall be conducted in Palo Alto, California, and shall proceed in accordance with the Employment Dispute rules of JAMS/ENDISPUTE COMPANY (the "JAMS Rules"), including selection of a single mediator and/or arbitrator. If as of the date of a proper election made by a party under this paragraph, the JAMS Rules are not then in effect, the mediation and/or arbitration shall proceed in accordance with the commercial rules of the American Arbitration Association. All federal and state substantive and procedural laws applicable to this agreement relating to arbitration or mediation of conflicts shall be fully complied with by the parties.

          Unless the parties otherwise agree, each party may conduct discovery prior to any mediation or arbitration hearing in accordance with the California rules of civil procedure and evidence. Additionally, there shall be no evidence by affidavit allowed, and each party shall disclose a list of all documentary evidence to be used, a list of all witnesses, and experts to be called by the party at least twenty (20) days prior to the mediation or arbitration hearing.

          To the maximum extent permitted by law, each party knowingly, voluntarily, and intentionally waives any right to consequential, exemplary, or punitive damages regardless of the forum for the proceedings. The provisions of this Section 10 shall survive the termination of this Agreement for any reason whatsoever.

     11.  Miscellaneous.

          11.1 Notices.  Any notice required or permitted under this Agreement
               -------
shall be in writing and shall be deemed to be delivered three (3) business days after deposit in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

               Company:       Post N Mail, L.C.
                              3050 Post Oak Blvd., Suite 110
                              Houston, Texas 77056-6524
                              Attn: President

               Employee:      3368 La Mesa Drive, #4
                              San Carlos, California 94070

               Notice given in any other manner shall be effective when delivered to the addressee. The address for notice may be changed by notice given in accordance with this provision.

          11.2 Drug Testing.  Employee acknowledges and agrees that she may be
               ------------
required to submit to random drug and/or alcohol screening tests while employed by Company. Employee agrees that the results of any blood and/or urine sample test results may be revealed to the Company for its use and evaluation. Furthermore, Employee acknowledges and agrees that her refusal to submit to such testing can be grounds for immediate termination.

          11.3 Amendments.  This Agreement constitutes the entire agreement
               ----------
between the parties with respect to the employment of the Employee and supersedes any prior agreements and may not be amended, supplemented, waived, modified, or amended except by written instrument executed by the parties hereto. There are no oral agreements between the parties.

          11.4 Preservation of Business:  Fiduciary Responsibility.  The
               ---------------------------------------------------
Employee shall use her best efforts to preserve the business and organization of the Company, to keep available to the Company the services of its employees and to preserve the business relations of the Company the Employee shall not commit any act that might reasonably be expected to injure the Company. The Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon her service and office.

          11.5 Assignments.  The Company may not assign this Agreement without
               -----------
the consent of the Employee, except in connection with a sale of substantially all of the assets of the Company or the merger or consolidation of the Company with a successor entity provided in such events such transferee entity assumes all of the obligations of the Company pursuant to this Agreement. The rights and obligations of the Employee hereunder are personal to her, and no such rights, benefits, duties or obligations shall be subject to voluntary or involuntary alienation, assignment, or transfer.

          11.6 Effect of Agreement.  This Agreement shall be binding upon the
               -------------------
Employee and her heirs, executors, administrators, and legal representatives and upon the Company and its successors and assigns.

          11.7 Waiver of Breach.  The waiver by either party hereto of a breach
               ----------------
of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver by such party of any subsequent breach of such other party.

          11.8 Governing Law.  This Agreement shall be construed, interpreted
               -------------
and the rights of the parties determined in accordance with the laws (excluding conflicts of laws provisions) of the State of California. The Company and the Employee consent to the personal jurisdiction of all state and federal courts in Santa Clara County, California, and agree that the proper, exclusive, and convenient venues for any mediation, arbitration, or litigation relating to this Agreement are Santa Clara County, California, and each party waives any defense, whether asserted by motion or pleading, that Santa Clara County, California, is an improper or inconvenient venue.

          11.9 Severability.  If any provision of this Agreement is declared
               ------------
unenforceable, such declaration shall not affect the validity of any other provision of this Agreement.

          11.10 Construction.  The headings contained in this Agreement are for
                ------------
reference purposes only and shall not affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

          11.11 Execution.  This Agreement may be executed in multiple
                ---------
counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument. The Employee acknowledges that she has read this Agreement and has been represented by separate legal counsel and she understands that executing this Agreement is a condition of her employment by the Company.

     INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the day and year first written above.

                                    COMPANY:

                                    POST N MAIL, L.C.

                                    By: /s/ Sunir K. Kapoor
                                        ----------------------------------------
                                       SUNIR K. KAPOOR
                                       President

                                    EMPLOYEE:

                                        /s/ Nicole Ward
                                    --------------------------------------------
                                    NICOLE WARD